Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS  EMPLOYMENT AGREEMENT, dated as of September 8, 2003, is made by and between Dotronix, Inc., a Minnesota corporation (hereinafter “Dotronix”) and Robert V. Kling, a resident of the State of Minnesota (hereinafter “Kling”).

WITNESSETH THAT:

WHEREAS, Dotronix desires to employ the services of Kling by reason of his ability and experience in the business of Dotronix; and

WHEREAS, Kling desires to continue to be employed by Dotronix and is willing to accept employment in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             Duties.  Dotronix hereby employs Kling as Chief Financial Officer, Treasurer, and Secretary of Dotronix to supervise and direct various operations of the business conducted and to be conducted by Dotronix, subject to the direction and control of the   Board of Directors of Dotronix, and  Kling does hereby accept such employment.

2.             Term.  This Agreement and Kling’s employment shall commence on the date hereof and expire on June 30, 2006, unless sooner terminated as provided for herein.

3.             Base Compensation.  Dotronix shall pay, and Kling shall accept, as base compensation for the services to be performed by Kling hereunder, a monthly salary of six thousand five hundred dollars ($6,500) adjusted annually at the same rate as the average annual salary adjustment of all Dotronix employees; provided, however, that such salary shall at no time be less than of six thousand five hundred dollars ($6,500) per month.

4.             Bonus Compensation.

In addition to the base compensation described in Section 3, Kling shall be paid a cash incentive payment within 30 days of the end of each reporting quarter in accordance with the details set  forth below. The calculation of pre-tax earnings or loss for such fiscal years shall not take into account the accrual or payment of any bonuses payable to Kling under this Section 4. or to Kurt T. Sadler under an employment agreement.

Quarterly pre-tax earnings	% of quarterly pre-tax earnings to

$50,000 to $89,999	3%

$90,000 or greater	5%

5.                                       Stock option grants

Dotronix agrees to issue stock options for 50,000 shares of common stock to Kling under the 1999 Stock Incentive Plan, in increments of 12,500 shares, starting October 1, 2003, and continuing every six months thereafter until options for 50,000 has been granted.  The option price for each increment of 12,500 shares shall be the closing price of the stock on the grant date. Each stock option shall be for 10 years. Once a grant has been made it will remain in effect until it expires 10 years after issuance.

6.             Severance Benefit.

(a)                              In the event Kling’s employment terminates following a Change of Control as defined in Section 11 below, he shall be paid a severance benefit equal to one year of the base compensation which would be due under Section 3 (as adjusted, if applicable, pursuant to Section 3) through the expiration date set forth in Section 2.  This severance benefit shall be due and payable immediately upon such termination of employment.

(b)                             In the event Kling’s employment terminates following a Change of Control as defined in Section 11 below, he shall be issued the balance of the un-issued stock options pursuant to section 5.  This severance benefit shall be due and payable immediately upon such termination of employment.

(c)                                  Kling shall not be entitled to a severance benefit pursuant to this Section 6 in the event of his termination for “cause” as defined in Section 10 below or in the event of his resignation (other than a resignation following a Change of Control, as contemplated by the last sentence of Section 11).

7.                                       Activities During Employment.  Kling does hereby warrant and represent to Dotronix that he is not subject to any agreement or arrangement which would preclude him from carrying out the terms of this Agreement.

8.                                       Benefits.  Kling shall be entitled to participate in any insurance, pension and other benefits which may be afforded by Dotronix to its employees engaged in a supervisory or management position.

9.             Covenant Not to Compete.  Kling agrees that, during the term of this Agreement he will not, directly or indirectly, on his own behalf or as a partner, officer, employee, consultant, stockholder, director, or trustee of any person, firm or corporation solicit, accept or service any customers of Dotronix, nor engage in any business which would compete with, or be of a similar nature to, the business being carried on by Dotronix.  The parties hereto hereby recognize that money damages would not be an adequate remedy for the breach of this covenant and Kling hereby agrees to the grant of specific performance of this covenant or other appropriate equitable relief by a court of competent jurisdiction in the event of its breach.

10.           Termination.  Notwithstanding any other provision contained herein, this Agreement may be terminated by (a) the mutual agreement of the parties hereto; (b) the death of Kling, or the disability of Kling which prevents him from performing his normal duties for a period of six consecutive months or more; or (c) Dotronix for cause.  For purposes of this Agreement, the term “cause” shall mean deliberate misconduct on the part of Kling which is seriously injurious to the interests of Dotronix, which misconduct shall be specified in a written notice of termination delivered to Kling by the Board of Directors of Dotronix.

11.           Change of Control.  A “Change of Control” shall have occurred if

(i)             Kling’s employment with Dotronix thereafter is terminated (other than (A) for “cause” as defined in Section 10 above, or (B) by virtue of the death or disability of Kling, or (C) by means of the resignation of Kling), or

(ii)            Kling’s responsibilities with Dotronix thereafter are materially reduced without his agreement, or Kling is required to relocate without his agreement.

A resignation by Kling following the occurrence of an event specified in (ii) above shall not be deemed a resignation by Kling for purposes of (i)(C) above or for purposes of Section 6(b).

12.           Entire Agreement and Governing Law.  This Agreement contains the entire agreement between the parties hereto and it shall be amended or modified only by written instruments signed by both parties hereto.  This Agreement shall in all respects be governed, enforced and interpreted in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DOTRONIX, INC.

By	/s/ Kurt T. Sadler
Kurt T. Sadler
President

/s/ Robert V. Kling